EX-28.e.1.c

Schedule A

Underwriting Agreement

between Nationwide Mutual Funds and

Nationwide Fund Distributors LLC

Effective May 1, 2007

Amended ________, 2012*

Name of Fund

Nationwide Fund

Nationwide Growth Fund

Nationwide Bond Fund

Nationwide Government Bond Fund

Nationwide Money Market Fund

Nationwide Short Duration Bond Fund

Nationwide Enhanced Income Fund

Nationwide S&P 500 Index Fund

Nationwide Small Cap Index Fund

Nationwide Mid Cap Market Index Fund

Nationwide International Index Fund

Nationwide Bond Index Fund

Nationwide Investor Destinations Aggressive Fund

Nationwide Investor Destinations Moderately Aggressive Fund

Nationwide Investor Destinations Moderate Fund

Nationwide Investor Destinations Moderately Conservative Fund

Nationwide Investor Destinations Conservative Fund

Nationwide Destination 2010 Fund

Nationwide Destination 2015 Fund

Nationwide Destination 2020 Fund

Nationwide Destination 2025 Fund

Nationwide Destination 2030 Fund

Nationwide Destination 2035 Fund

Nationwide Destination 2040 Fund

Nationwide Destination 2045 Fund

Nationwide Destination 2050 Fund

Nationwide Destination 2055 Fund

Nationwide Retirement Income Fund

Nationwide U.S. Small Cap Value Fund

Nationwide International Value Fund

Nationwide Alternatives Allocation Fund

Nationwide Small Company Growth Fund

Nationwide Global Equity Fund

Nationwide High Yield Bond Fund

Nationwide Inflation-Protected Securities Fund

Nationwide Emerging Markets Equity Fund

Nationwide Core Plus Bond Fund

*As approved at the September 6, 2012 Board Meeting.

IN WITNESS WHEREOF, the parties have executed this Amended Schedule A on the day and year first written above.

NATIONWIDE MUTUAL FUNDS

By:_______________________________________

Name: Allan J. Oster

Title: Assistant Secretary

NATIONWIDE FUND DISTRIBUTORS LLC

By: ______________________________________

Name: Lee T. Cummings

Title: Senior Vice President